Exhibit 10.1

GUGGENHEIM CORPORATE FUNDING, LLC

300 Madison Avenue, 10th Floor

New York, NY 10017

April 23, 2015

API Technologies Corp.

4705 S. Apopka Vineland Road, Suite 210

Orlando, Florida 32819

Attention: Brian R. Kahn, Chairman

Project Indigo

Commitment Letter

Ladies and Gentlemen:

Subject to the terms and conditions described in this letter and the attached Term Sheet (“Exhibit A”, and together with this letter, the “Commitment Letter”), (a) Guggenheim Corporate Funding, LLC (acting alone or through or with affiliates selected by it) (“GCF”) agrees to provide the services referred to in the next succeeding paragraph and (b) each of the other entities which has signed below as a commitment party (each a “Commitment Party”, and collectively, the “Commitment Parties”) is pleased to offer its commitment to provide, severally (and not jointly), to API Technologies Corp., a Delaware corporation (the “Borrower”) the portion of the Amendment No. 3 Incremental Term Loan (as defined in Exhibit A) set forth opposite its name on Schedule I hereto with respect to the Borrower under the Borrower’s Credit Agreement, dated as of February 6, 2013, by and among the Borrower, the lenders party thereto from time to time (the “Lenders”) and GCF, as Agent (in such capacity, together with its successors and assigns, the “Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”) to facilitate the Borrower’s acquisition of all of the outstanding equity interests of each of Aeroflex / Inmet, Inc. and Aeroflex / Weinschel, Inc., each a Michigan corporation (collectively, the “Target” and, together with their respective subsidiaries, the “Acquired Business”), directly or through an affiliate (the “Acquisition”). The date on which the funding of the Amendment No. 3 Incremental Term Loan and the consummation of the Acquisition occurs shall be referred to herein as the “Closing Date”.

In connection with the foregoing, it is agreed that GCF will act as (i) sole lead arranger and bookrunner with respect to the Amendment No. 3 Incremental Term Loan and (ii) sole administrative agent and collateral agent with respect to the Amendment No. 3 Incremental Term Loan. It is further agreed that GCF shall have “left” placement in any and all marketing materials or other documentation used in connection with the Amendment No. 3 Incremental Term Loan (if any) and that no other agents, arrangers, or bookrunners will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letter (as defined below)) will be paid to any other party in order to obtain such party’s commitment to participate in the Amendment No. 3 Incremental Term Loan unless you and we shall so agree.

Section 1. Conditions Precedent.

Each Commitment Party’s several (and not joint) commitments to fund the Amendment No. 3 Incremental Term Loan and the borrowing of the Amendment No. 3 Incremental Term Loan is subject to the following, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder other than the conditions listed below (and upon satisfaction or waiver of such conditions, the Amendment No. 3 Incremental Term Loan shall be funded):

(a)	substantially concurrently with the funding of the Amendment No. 3 Incremental Term Loan (as defined in Exhibit A), the Acquisition shall have been consummated in accordance with the terms of the Stock Purchase Agreement, dated as of the date hereof (together with all schedules and exhibits thereto, the “Acquisition Agreement”), by and among Aeroflex Microelectronic Solutions, Inc. and the Borrower, without giving effect to any waiver, modification, consent or amendment thereto, or in respect thereof, that is materially adverse to the interests of Agent or the Lenders in their respective capacities as such without the consent of the Agent;

(b)	the execution and delivery by each party thereto of definitive documentation with respect to the Amendment No. 3 Incremental Term Loan (the “Operative Documents), substantially consistent with the definitive documentation delivered in connection with Amendment No. 2 (as defined in the Existing Credit Agreement), which shall be in form and substance reasonably satisfactory to the Agent;

(c)	the Agent shall have received the following customary closing deliverables: a consent and reaffirmation agreement, legal opinions, secretary’s certificates and a solvency certificate, in each case, substantially consistent with the deliverables delivered in connection with Amendment No. 2;

(d)	there shall not have occurred a Material Adverse Effect; it being understood that “Material Adverse Effect” for purposes hereof means “any change, occurrence, circumstance or event that, individually or together with other changes, occurrences, circumstances or events, has a material adverse effect on the business, results of operations or financial condition of the Acquired Companies, taken as a whole, provided that none of the following shall be taken into account when determining whether or not a Material Adverse Effect has occurred: (a) any change in economic conditions in any of the markets or geographical areas in which either of the Acquired Companies operate or the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market) or changes in currency exchange rates or currency fluctuations; (b) any conditions generally affecting any of the industries in which either of the Acquired Companies operate; (c) acts of God or other calamities, national or international political or social actions or conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (d) changes in Law, GAAP or other applicable accounting standards or interpretations thereof; (e) any failure to meet internal projections, public estimates or expectations with respect to either of the Acquired Companies; (f) the resignation or termination of any employee of either of the Acquired Companies; (g) the announcement of, or the taking of any action expressly contemplated by, this Agreement and the other agreements contemplated hereby, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the business of either of the Acquired Companies; or (h) the effect of any matter set forth on Schedule 1.1 to this Agreement; provided, however, that the exceptions set forth in clauses (a), (b) and (c) shall not apply to the extent that the Acquired Companies, taken as a whole, are disproportionately affected thereby relative to other companies of comparable size in the same industries and geographies in which the Acquired Companies operate”, with all capitalized terms used in such definition having the definitions ascribed to such terms in the Acquisition Agreement (as in effect on the date hereof);

(e)	the Specified Representations and the Acquisition Agreement Representations (each as defined below) shall be true and correct in all material respects (or in the case of any representations and warranties qualified by materiality, shall be true and correct in all respects) as of the Closing Date. “Specified Representations” means the representations in the Existing Credit Agreement relating to corporate or other organizational existence, organizational power and authority of the Loan Parties (solely as they relate to due authorization, execution, delivery and performance of the Operative Documents); due authorization, execution, delivery and enforceability (in each case solely relating to the entering into and performance of such applicable Operative Documents); perfection of liens; solvency as of the Closing Date (after giving effect to the Acquisition and the Amendment No. 3 Incremental Term Loan) of the Borrower and its subsidiaries, on a consolidated basis; no conflicts of the Operative Documents with organizational documents; compliance with laws; margin stock; governmental regulation; PATRIOT Act; and OFAC. “Acquisition Agreement Representations” means such representations made by or with respect to the Acquired Business as are material to the interests of the Commitment Parties, but only to the extent that Borrower or any of its affiliates has the right to terminate Borrower’s or such affiliate’s obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement;

(f)	the Borrower shall have delivered or caused to be delivered to the Agent or its counsel each stock certificate representing the Borrower’s ownership of the Acquired Entities and stock powers relating thereto;

(g)	no default or event of default under the Loan Documents shall have occurred or shall result from the making of Amendment No. 3 Incremental Term Loan or the consummation of the Acquisition;

(h)	to the extent invoiced at least two business days prior to the Closing Date, the Loan Parties shall have paid all Lender Group Expenses (as defined in the Existing Credit Agreement) outstanding and/or incurred in connection with the transactions relating to the Acquisition and the Amendment No. 3 Incremental Term Loan and requested by the Agent to be paid;

(i)	the Borrower shall have paid in full all fees due and payable under that certain fee letter, dated as of the date hereof, among the Borrower and GCF (the “Fee Letter”); and

(j)	the Agent’s receipt, at least three business days prior to the Closing Date, of all documentation and other information with respect to the Borrower, its subsidiaries and/or the Acquired Business that is requested by the Agent at least ten business days prior to the Closing Date and is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

Section 2. Commitment Termination.

GCF’s and each Commitment Party’s commitment and the obligations of each such party set forth in this Commitment Letter will terminate on the earliest to occur of (a) July 15, 2015, (b) the date the Operative Documents become effective and (c) the termination of the Acquisition or expiration of the related acquisition agreement prior to the Closing Date.

Section 3. Indemnification

The Borrower shall indemnify and hold harmless GCF and each Commitment Party and their respective affiliates and related funds and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding, actual or threatened, or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter, the Amendment No. 3 Incremental Term Loan or the Operative Documents, or any transactions or related transactions contemplated hereby or thereby, provided that the foregoing indemnity will not, as to any Indemnified Party, apply to claims, damages, losses, liabilities or expenses (i) to the extent they are found by a final, non-appealable judgment of by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s gross negligence or willful misconduct, (ii) resulting from a material breach by such Indemnified Person of its express funding obligations under this Commitment Letter or (iii) resulting from any claim, litigation, investigation or proceeding solely between or among Indemnified Persons not arising from any act or omission by the Borrower or any of its affiliates (other than proceedings against GCF or any Commitment Party solely in its capacity as an agent or similar role). In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby or by the Operative Documents are consummated.

In no event shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

Section 4. Costs and Expenses.

The Borrower shall pay, or reimburse GCF on demand for, all reasonable out-of-pocket costs and expenses incurred by GCF (whether incurred before or after the date hereof) in connection with the Amendment No. 3 Incremental Term Loan and the preparation, negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the Operative Documents, including, without limitation, reasonable fees and expenses of one firm counsel and one local or specialist counsel, as necessary, in each appropriate jurisdiction or specialty, as applicable, regardless of whether any of the transactions contemplated hereby is consummated.

Section 5. Confidentiality.

By accepting delivery of this Commitment Letter, the Borrower agrees that this Commitment Letter and the Fee Letter are for its confidential use and that neither their existence nor the terms thereof will be disclosed by it to any person except (a) its officers, directors, employees, affiliates, accountants, attorneys and other advisors (the “Representatives”), in each case only on a confidential and “need to know” basis in connection with the transactions contemplated hereby, (b) the contents of this Commitment Letter and the Fee Letter (provided, that any disclosure of the Fee Letter or its terms or substance under this clause (b) shall be redacted in a manner reasonably satisfactory to GCF) may be disclosed to the Target and its Representatives on a confidential and “need to know” basis in connection with the transactions contemplated hereby, (c) this Commitment Letter (but not the Fee Letter) may be disclosed (i) to the extent required by the applicable rules of any national securities exchange and/or (ii) to the extent required by applicable federal securities laws, in connection with any Securities and Exchange Commission filings or any other required public filings relating to the Acquisition; (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter; and (e) the aggregate fee amount may be disclosed in financial statements; provided, however, that the Borrower may disclose the existence and terms hereof to the extent required by applicable law or in connection with any subpoena or litigation or to the extent that such existence or terms becomes public knowledge by a reason other than breach by the Borrower or any of its Representatives. The provisions of this paragraph shall automatically terminate (except with respect to the Fee Letter) on the date that is one year following the date hereof.

Each of GCF and each Commitment Parties individually (and not jointly or jointly and severally) agrees to use all material, nonpublic information received by them in connection with the transactions contemplated hereby solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent GCF or the Commitment Parties from disclosing any such information (a) to any Lenders or participants or prospective Lenders or participants; (b) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (b), the disclosing party agrees to provide the Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (b) shall be limited to the portion of the such confidential information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation; (c) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information; (d) as may be agreed to in advance in writing by the Borrower; (e) to GCF’s or any Commitment Party’s Representatives or GCF’s or any Commitment Party’s respective affiliates’ Representatives on a need-to-know basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; (f) as requested or required by any Governmental Authority (as defined in the Existing Credit Agreement) pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (f) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (f) shall be limited to the portion of the confidential information as may be required by such Governmental Authority pursuant to such subpoena or other legal process; (g) to the extent any such information is or becomes publicly available other than by reason of disclosure by the relevant disclosing party or its respective Representatives in breach of this paragraph; and (h) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter or the Fee Letter; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (and they shall agree to be bound to substantially the same terms as are set forth in this paragraph or as are otherwise reasonably acceptable to the Borrower and GCF). The provisions of this paragraph shall automatically terminate on the earlier of (x) the Closing Date and (y) the date that is one year following the date hereof.

Section 6. Representations and Warranties.

The Borrower hereby represents and warrants that (a) all written information that has been or will hereafter be made available to GCF or any Commitment Party by it or any of its Representatives in connection with the transactions contemplated hereby (other than financial projections or forward-looking information and information of a general economic or industry-specific nature), taken as a whole together with the Borrower’s filings with the Securities and Exchange Commission, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements were or are made and (b)

all financial projections, if any, that have been or will be prepared by it or its Representatives and made available to GCF or any Commitment Party have been or will be prepared in good faith based upon assumptions that the Borrower believed were reasonable as of the date of the preparation of such financial projections (it being understood that such projections are subject to uncertainties and contingencies and that no assurance can be given that the projections will be realized) and at the time disclosed to GCF or such Commitment Party. The Borrower agrees to make such disclosures relating to events or developments and to revise any such projections until the Operative Documents become effective so that the representations and warranties contained in this paragraph remain correct in all material respects and not misleading in any material respect as specified in this Section 6.

In providing this Commitment Letter, GCF and the Commitment Parties will be entitled to use, and is relying on the accuracy of, the information furnished to it by or on behalf of the Borrower and its Representatives without independent verification thereof.

Section 7. No Third Party Reliance, Etc.

The agreements of GCF and the Commitment Parties hereunder are made solely for the benefit of the Borrower and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties. The Borrower may not assign or delegate any of its rights or obligations hereunder without the GCF’s and Commitment Parties’ prior written consent. This Commitment Letter may not be amended or modified, or any provisions hereof waived, except by a written agreement signed by all parties hereto.

You acknowledge that GCF, the Commitment Parties and their respective affiliates and other accounts managed by affiliates of GCF may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests or a commercial or competitive relationship with and otherwise. Neither GCF, the Commitment Parties nor their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by GCF, the Commitment Parties or their respective affiliates of services for other companies, and neither GCF, the Commitment Parties nor their respective affiliates will furnish any such information to other companies. You acknowledge and agree that (a) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Parties and GCF, on the one hand, and the Borrower, on the other, (b) in connection therewith and with the process leading to such transaction each Commitment Party and GCF is acting solely as a principal and not as agents or fiduciaries of you, your management, shareholders, creditors or any other person, (c) the Commitment Parties have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you on other matters) except the obligations expressly set forth in this Commitment Letter and (d) you have consulted your own legal, tax, accounting and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties, GCF and their respective affiliates have not provided any legal, accounting, regulatory or tax advice. In addition, you acknowledge that GCF currently is acting as Agent under the Existing Credit Agreement, and one or more of the Commitment Parties or their affiliates may be acting as lenders, under the Existing Credit Agreement, and your and your affiliates’ rights and obligations under such agreements or any other agreement with the Commitment Parties that may currently or hereafter exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under the Existing Credit Agreement or such other agreements shall be affected by the Commitment Parties’ or GCF’s performance or lack of performance of services hereunder. You hereby agree that each Commitment Party may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you hereby waive any conflict of interest claims relating to the relationship between any Commitment Party or GCF and the Borrower and its affiliates in connection with the services contemplated hereby, on the one hand, and the exercise by any Commitment Party or GCF or any of their affiliates of any of their rights and duties under any credit or other agreement (including the under the Existing Credit Agreement), on the other hand.

Section 8. Governing Law, Etc.

This Commitment Letter will be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. Sections 3, 4, 5, 7, 8 and 9 hereof shall survive the termination of this Commitment Letter.

Section 9. Waiver of Jury Trial, Etc.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

With respect to all matters relating to this Commitment Letter, including Exhibit A, the Borrower irrevocably (a) submits to the exclusive jurisdiction of any New York State or federal court sitting in the State of New York, County of New York, and any appellate court from any thereof, (b) agrees that all claims related hereto may be heard and determined in such courts, (c) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, (d) agrees that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (e) waives any immunity from jurisdiction of any court or from any legal process or setoff to which it or its properties or assets may be entitled and (f) consents to the service of any and all process with respect to all matters relating to this Commitment Letter by any manner permitted by law.

Any and all obligations of, and services to be provided by GCF or the Commitment Parties hereunder may be performed and any and all rights of GCF and the Commitment Parties hereunder may be exercised by or through any of its respective affiliates or branches and, in connection with such performance or exercise, the Commitment Parties may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to GCF and the Commitment Parties hereunder.

Please indicate the Borrower’s acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the related Fee Letter and returning each such document at or before 8:00 p.m. (New York City time) on April 23, 2015, the time at which the commitment of GCF and the Commitment

Parties set forth above (if not received on or prior thereto) will terminate. If the Borrower elects to deliver this Commitment Letter and Fee Letter by electronic communication, please arrange for the executed original to follow by next-day courier.

[Remainder of this page intentionally left blank]

Very truly yours,

GUGGENHEIM CORPORATE FUNDING, LLC

By:	/s/ Benjamin Goodman
Name:	Benjamin Goodman
Title:	Attorney-in-Fact

[SIGNATURE PAGE TO COMMITMENT LETTER]

COMMITMENT PARTIES:

MIDLAND NATIONAL LIFE INSURANCE COMPANY, as a Commitment Party

By: Guggenheim Partners Investment Management, LLC

By:	/s/ William Hagner
Name:	William Hagner
Title:	Attorney-in-Fact

NORTH AMERICAN COMPANY FOR LIFE AND HEALTH INSURANCE, as a Commitment Party

By: Guggenheim Partners Investment Management, LLC

By:	/s/ William Hagner
Name:	William Hagner
Title:	Attorney-in-Fact

GUGGENHEIM LIFE AND ANNUITY COMPANY, as a Commitment Party

By: Guggenheim Partners Investment Management, LLC, as Advisor

By:	/s/ William Hagner
Name:	William Hagner
Title:	Attorney-in-Fact

GUGGENHEIM PRIVATE DEBT FUND NOTE ISSUER, LLC, as a Commitment Party

By: Guggenheim Partners Investment Management, LLC, as Manager

By:	/s/ William Hagner
Name:	William Hagner
Title:	Attorney-in-Fact

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of

the date first above written:

API TECHNOLOGIES CORP.

By	/s/ Robert Tavares
Name:	Robert Tavares
Title:	President & CEO

[SIGNATURE PAGE TO COMMITMENT LETTER]

Schedule I

Amendment No. 3 Incremental Term Loan

Account Name	Commitment Party	Amount
MIDLAND	Midland National Life Insurance Company	$3,000,000
MID-ANN	Midland National Life Insurance Company	$24,000,000
NACOLAH	North American Company for Life and Health Insurance	$1,800,000
NAC-ANN	North American Company for Life and Health Insurance	$12,000,000
BOLI-GEN	Midland National Life Insurance Company	$3,000,000
GLAC-2M	Guggenheim Life and Annuity Company	$1,200,000
PDFNI	Guggenheim Private Debt Fund Note Issuer, LLC	$40,000,000
	Total	$85,000,000

Exhibit A1

Borrower:	API Technologies Corp. (the “Borrower”).
Guarantors:	Consistent with the Existing Credit Agreement.
Agent:	Guggenheim Corporate Funding, LLC (the “Agent”).
Amendments to Existing Credit Agreement

The Existing Credit Agreement will be amended (“Amendment No. 3”) to:

(a) permit (i) the incurrence of the Amendment No. 3 Incremental Term Loan (as defined and described below) and (ii) the Acquisition, which shall be deemed to be a “Permitted Acquisition” (as defined in the Existing Credit Agreement) for all purposes under the Existing Credit Agreement and the documents relating thereto (it being understood that (x) the Borrower and the Acquired Business shall be subject to the requirements of Section 5.11 of the Existing Credit Agreement and (y) the Borrower shall not be entitled to any Permitted Acquisition adjustments to EBITDA based on the Acquisition other than (i) those specifically identified in clause (g) below and (ii) adjustments permitted by clause (A)(v) of the “Consolidated EBITDA” definition in the Existing Credit Agreement);

(b) reset call protection for the Term Loan (as defined in the Existing Credit Agreement), including the Amendment No. 3 Incremental Term Loan, such that all prepayments of the Term Loan on or prior to the date that is 42 months after the Closing Date and any repricing transaction shall be accompanied by a premium (expressed as a percentage of the principal amount of the Term Loan to be prepaid or repriced, as applicable) equal to:

(i) on or prior to the date that is six months after the Closing Date, 3.00%,

(ii) following the date that is six months after the Closing Date and on or prior to the date that is 18 months after the Closing Date, 5.00%,

(iii) following the date that is 18 months after the Closing Date and on or prior to the date that is 30 months after the Closing Date, 3.00%, and

(iv) following the date that is 30 months after the Closing Date and on or prior to the date that is 42 months after the Closing Date, 1.00%;

(c) provide, in addition to the call protection referenced in clause (b) above, in connection with any prepayment of the Term Loan on or prior to the date that is six months after the Closing Date, the Borrower shall pay or cause to be paid to each lender who holds any portion of the Amendment No. 3 Incremental Term Loan at such time (each an “Incremental Term Loan Lender” and, collectively, the “Incremental Term Loan Lenders”), a prepayment premium fee in an amount equal to 1.75% of the Term Loan prepaid up to $85 million, which fee shall be divided amongst such Incremental Term Loan Lenders based on the percentage of the Amendment No. 3 Incremental Term Loan held by each such Incremental Term Loan Lender immediately prior to such prepayment,

[1]	Terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Commitment Letter to which this Exhibit A is attached.

(d) provide that, in addition to the call protection and prepayment premium fee referenced in clauses (b) and (c) above, any prepayment of the Amendment No. 3 Incremental Term Loan on or prior to the date that is six months after the Closing Date shall require an additional prepayment fee payable to the Incremental Term Loan Lenders equal to the amount of interest that would have been due pursuant to the terms of the Existing Credit Agreement (as amended by Amendment No. 3) if such portion of the Amendment No. 3 Incremental Term Loan had not been paid until the six month anniversary of the Closing Date (reduced by any interest payments in respect of the Amendment No. 3 Incremental Term Loan made prior to the date of such prepayment, but not reduced by any other Prepayment Premium or additional prepayment fees otherwise payable to the Amendment No. 3 Incremental Lenders);

(e) amend the financial covenants set forth in Section 7(a) and Section 7(c) of the Existing Credit Agreement to restate each applicable grid set forth therein in its entirety as set forth in Annex I hereto;

(f) amend the “Applicable Margin” definition in the Existing Credit Agreement to be calculated as follows:

(i) from the Closing Date until the date that is six months after the Closing Date, 6.50% for Base Rate Loans (as defined in the Existing Credit Agreement) and 7.50% for LIBOR Rate Loans (as defined in the Existing Credit Agreement), and

(ii) from the date that is six months after the Closing Date, 7.50% for Base Rate Loans and 8.50% for LIBOR Rate Loans;

provided, however, that GCF may, in its sole discretion, require the Applicable Margins to be increased by the amount of basis points that the S&P/LSTA U.S. Leveraged Loan 100 Index (the “Index”) has increased on or prior to the Closing Date since the date of execution of the Commitment Letter (e.g., a 26 basis point increase in the Index average equals a 26 basis points increase in the Applicable Margin); and

(g) amend the “Consolidated EBITDA” definition in the Existing Credit Agreement to include (i) adjustments for cost savings in connection with the Acquisition that are realized or reasonably expected to be realized within 12 months of the related actions, beginning with the trailing four fiscal quarter period ending May 31, 2015, capped in the aggregate for such period at $1.4 million, (ii) adjustments for cost savings consistent with clause (i) hereof for the trailing four fiscal quarter periods ending August 31, 2015, November 30, 2015 and February 29, 2016 capped in the aggregate for each such period at $1.05 million, $700,000 and $350,000, respectively and (iii) historical Consolidated EBITDA “plug” numbers for the Acquired Business in the amounts set forth in the grid below.

Fiscal Quarter Ending	Acquired Business Consolidated EBITDA
May 31, 2014	$3,100,500
August 31, 2014	$887,000
November 30, 2014	$4,288,000
February 28, 2015	$2,474,000

2

Use of Proceeds:	Proceeds from the Amendment No. 3 Incremental Term Loan will be used to: (a) fund the Acquisition and (b) fund certain fees and expenses associated with the Acquisition.

Amendment No. 3 Incremental Term Loan:

Amount:	$85,000,000 in the form of an incremental term loan under the Existing Credit Agreement (the “Amendment No. 3 Incremental Term Loan”).

Maturity:	The Amendment No. 3 Incremental Term Loan will have a maturity date consistent with the Existing Credit Agreement.

Applicable Margin and Floor:	The Amendment No. 3 Incremental Term Loan will have an Applicable Margin and “floor” consistent with the Applicable Margin and “floor” for the Term Loan under the Existing Credit Agreement (as amended pursuant to Amendment No. 3).

Scheduled Amortization:	Consistent with the Existing Credit Agreement; provided, however, that the Amendment No. 3 Incremental Lenders shall waive any requirement to make an amortization payment in respect of the Amendment No. 3 Incremental Term Loan that would otherwise be due on May 31, 2015.

Interest Rates, Fees and Original Issue Discount:

Interest Rate:	Consistent with the Existing Credit Agreement (as amended pursuant to Amendment No. 3).

Interest Payment Dates:	Consistent with the Existing Credit Agreement.

Original Issue Discount:	The Amendment No. 3 Incremental Term Loan will be issued at an original issue discount as specified in the Fee Letter.

Collateral:	Consistent with the Existing Credit Agreement.

Mandatory Prepayments:	Consistent with the Existing Credit Agreement.

Affirmative Covenants:	Consistent with the Existing Credit Agreement.

Financial Reporting:	Consistent with the Existing Credit Agreement.

Negative Covenants:	Consistent with the Existing Credit Agreement.

Financial Covenants:	Consistent with the Existing Credit Agreement (as amended pursuant to Amendment No. 3).

3

Representations & Warranties:	Consistent with the Existing Credit Agreement.

Events of Default:	Consistent with the Existing Credit Agreement.

Conditions Precedent to Funding of the Amendment No. 3 Incremental Term Loan:	As contained in Section 1 of the Commitment Letter.

Governing Law:	State of New York.

Agent’s Counsel:	Weil, Gotshal & Manges LLP.

4

Annex I

Interest Coverage Ratio:

Applicable Ratio	Applicable Period
1.50:1.00	For the one quarter period ending on February 28, 2013

1.70:1.00	For the two quarter period ending on May 31, 2013

1.90:1.00	For the three quarter period ending on August 31, 2013

1.90:1.00	For the Test Period ending on November 30, 2013

2.10.1.00	For the Test Period ending on February 28, 2014

2.10.1.00	For the Test Period ending on May 31, 2014

2.10.1.00	For the Test Period ending on August 31, 2014

2.10.1.00	For the Test Period ending on November 30, 2014

2.20.1.00	For the Test Period ending on February 28, 2015

1.90.1.00	For the Test Period ending on May 31, 2015

1.90.1.00	For the Test Period ending on August 31, 2015

1.90.1.00	For the Test Period ending on November 30, 2015

1.90:1.00	For the Test Period ending on February 29, 2016

1.95:1.00	For the Test Period ending on May 31, 2016

2.00:1.00	For the Test Period ending on August 31, 2016

2.05:1.00	For the Test Period ending on November 30, 2016

2.10:1.00	For the Test Period ending on February 28, 2017

2.15:1.00	For the Test Period ending on May 31, 2017

2.20:1.00	For the Test Period ending on August 31, 2017

2.25:1.00	For the Test Period ending on November 30, 2017

2.30:1.00	For the Test Period ending on February 28, 2018

Leverage Ratio:

Applicable Ratio	Test Period Ending
5.65:1.00	February 28, 2013

5.65:1.00	May 31, 2013

5.50:1.00	August 31, 2013

5.50:1.00	November 30, 2013

5.75:1.00	February 28, 2014

5.50:1.00	May 31, 2014

5.50:1.00	August 31, 2014

5.50:1.00	November 30, 2014

5.25:1.00	February 28, 2015

5.50:1.00	May 31, 2015

5.25:1.00	August 31, 2015

5.25:1.00	November 30, 2015

5.00:1.00	February 29, 2016

5.00:1.00	May 31, 2016

5.00:1.00	August 31, 2016

5.00:1.00	November 30, 2016

4.75:1.00	February 28, 2017

4.75:1.00	May 31, 2017

4.50:1.00	August 31, 2017

4.50:1.00	November 30, 2017

4.25:1.00	February 28, 2018